Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 11:54 AM 12/09/2004 FILED 11:54 AM 12/09/2004 SRV 040888760 - 3386266 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING
TEJAS INCORPORATED
INTO
WESTECH CAPITAL CORP.

      Westech Capital Corp., a Delaware corporation (the “Corporation”), hereby certifies that:

      FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the merger are as follows:

Name	Jurisdiction of Incorporation

Westech Capital Corp.	Delaware
Tejas Incorporated	Delaware

      SECOND: The Corporation currently owns all of the outstanding shares of each class of capital stock of Tejas Incorporated, a Delaware corporation (“Subsidiary”).

      THIRD: The name of the surviving corporation will be changed from “Westech Capital Corp.” to “Tejas Incorporated” pursuant to Section 253(b) of the Delaware General Corporation Law, effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.

      FOURTH: The Corporation, by the resolutions of its board of directors duly adopted on December 8, 2004, a copy of which is attached hereto as Exhibit “A”, determined to merge Subsidiary with and into itself pursuant to Section 253 of the Delaware General Corporation Law, effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware.

      EXECUTED on this 8 day of December, 2004.

WESTECH CAPITAL CORP.

By:	/s/ JOHN F. GARBER

John F. Garber, Chief Financial Officer

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